Exhibit 5.1

THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW

500 N. RAINBOW, SUITE 300

LAS VEGAS, NEVADA 89107

(702) 221-1925

FAX (702) 221-1963

June 17, 2014

To: Board of Directors, EnzymeBioSystems

Re: Registration Statement of Amended Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel for EnzymeBioSystems, a Nevada corporation (the "Company") in connection with the resale registration of 6,914,022 shares of common stock held by the six selling stockholders, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The shares being registered pursuant to the Registration Statement as filed with the U. S. Securities and Exchange Commission have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ Thomas C. Cook, Esq.

Thomas C. Cook, Esq.